Exhibit 5.01


           [Letterhead of Dornbush Mensch Mandelstam & Schaeffer, LLP]

                                                                  March 17, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Diversicon Holdings Corp.
         Registration Statement on Form S-8

Gentlemen:

     We have been requested by Diversicon Holdings Corp., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 300,000 shares of Common Stock of the Company issuable pursuant to the agreements listed on the cover page of the Registration Statement (the "Plans").

     In connection with this opinion, we have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws, the Plans, copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

     We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.


                                           Very truly yours,


                              DORNBUSH MENSCH MANDELSTAM & SCHAEFFER, LLP